Letter to Shareholders

FISCAL Q2 | 2024

SUPER LEAGUE

LEADING THE FUTURE OF AN IMMERSIVE 3D WEB



NASDAQ: SLE

August 14, 2024

Fellow Shareholders,

During the second quarter, Super League continued on our mission to redefine the gaming industry as a media channel for global brands through our innovative technology, capabilities and products. Our leadership position earned through the work we have done to-date allows us to further grow our competitive moat, with extensive barriers to entry. Through a variety of collaborations with major global brands, IP owners and talent, we launched multiple captivating immersive experiences with tremendous results that verify our ongoing momentum in driving 3D engagement where the massive Generation Z and Alpha audiences live.

We are in the midst of a transformational time in the way that content is created and consumed, requiring a new imperative for brands to engage with the next generation. While it is new terrain, it offers an exciting opportunity for brands to create deeper affinity and ultimately conversion to a greater share of consumers' wallets. As you have heard me say before, the average Roblox user spends 156 minutes a day on the platform as compared to 95 average daily minutes on TikTok. These young consumers expect to meet brands first in digital environments and feel as strongly about their digital identity as they do their physical identity. Currently 75% of Gen Z spend money on virtual in-game items, and some have projected that by 2030 this next generation will have 30% of their total wardrobe be in the shape of digital clothing for their digital lives.

Being in a nascent, rapidly changing industry requires that we learn and iterate quickly as we continue to evolve the trajectory of the Company, which makes us stronger against competition and stickier with our customers – this speaks to our creative, collaborative and competitive culture. Super League is first and foremost a product and technology company with more than 10,000 experiences in our Roblox network alone that currently reach 160 million monthly unique players. This is what separates us. We are not merely an ad agency or a game development studio. Our approach to productization is how we scale our pipeline and grow our margin profile. Every time we build an immersive experience, we create a 3D model of the building blocks. These reusable elements collapse our development timelines, lower the cost of entry for new brands looking to enter these new and pioneering marketing channels, and allow us to price at higher return margin profiles. Super League Pop-Ups, repeatable "drag and drop" elements of our custom experiences which are deployed through our software, can be easily reskinned for a wide berth of brands and IP owners, leading to faster brand conversion and depth in key verticals like music, fashion, QSR, automotive and more. We create beautiful experiences and are increasingly being asked to build dedicated worlds that are more persistent in nature. Since our acquisition of Melon Studios last year, we have seen our dedicated build revenues increase by three times, and with a product mindset we can build vast, exciting, dedicated worlds faster as well. And we don't stop there, as our proven success at driving real life commerce on behalf of our brand partners is our leading edge.

As we transition now to our Q2 results, we have seen some macro environment factors continue to create an overhang, namely prolonged inflation resulting in softening consumer spend and ad sales. While our top-line revenues were flat sequentially, we did see approximately $1.8M in expected revenues deferred to Q3 due to delayed advertiser launch dates. Yet, we continue to win big signature programs – some of which offering recurring revenues beyond the immersive experience build and launch. And going back to our productization approach, we are starting to see the impact on our forward margins. Currently, we are targeting 45-50% margins on most programs with lower margin proposals accepted by exception only when offering a greater, long-term strategic benefit to the company such as subsequent repeat business or a proof point for a new vertical. Applying a laser focus on our P&L is key as we aim to achieve our first profitable quarter in Q4 of this year. We continue to positively test the capacity of the organization as a core lever to profitability and scale currently operating with approximately 15% less headcount than last year leading to a 25% and 23% decrease in our Q2 proforma operating expenses and operating losses, respectively,

compared to the prior year quarter. We are off to a strong start for Q3 and expect to be able to deliver a large second half of 2024 inside of our current cost structure.

Second quarter 2024 topline highlights included revenues associated with immersive experiences for global brands such as the International Olympic Committee, Visa, Maybelline, Claire's, Skechers, Google and Universal Pictures.

Pitching for more of six and seven-figure deals has become our "new normal." We continue to see strong repeat opportunities with the likes of Kraft, iHeart, Samsung, Sony, Universal, Ubisoft as well as new brands wanting to enter the space. In fact, our current pipeline features 51 repeat customers and 68 new entrants. As we anticipate the larger deal trend to continue, we can quickly scale our revenue with fewer brand partners that are committed to larger and longer-term engagements. Our strategy begins with creating a brands' short-term experience to leverage into more persistent programs as an additional marketing channel on immersive platforms, a well-recognized persistent strategy utilized by brands on traditional social media channels like Instagram and Facebook. We expect larger deal sizes with more predictable, longer-term revenue that, over time, should offer more stable cash flow and ultimately drive shareholder value.

As we grow and deliver on these larger programs, it verifies our unique position as a one-stop shop and enterprise solution capable of driving commerce across a variety of immersive platforms and ultimately back to a brand's own immersive website and commerce experiences. We see evidence of this with retailers who are increasingly realizing the value in hosting their own virtual worlds to create brand awareness, highlight trendy products, drive community among customers, and now, to even recruit young workers. Recent moves from various major retailers such as Walmart's rollout of Realm and IKEA's virtual universe confirm this trend.

With our leadership position and relationships with a host of major global brands across various verticals, the opportunity in front of us remains enticing. Look at Roblox, who recently reported Q2 results with 21% daily active user growth year over year and a 24% increase in hours engaged, evidence that immersive platforms continue to thrive and captivate the attention of younger generations. Our scalable solutions including strategic and creative capabilities coupled with our suite of proprietary products and measurement tools guide brands to appropriately position and capture 3D consumer engagement. This engagement ultimately results in digital and physical conversion as a loyal consumer. We are the leaders in this new chapter of brand marketing, digital advertising, and e-commerce that can transform business models.

Recent Operating Highlights

Focusing on the dedicated worlds we build, there was no better example of the excitement and breadth in our offering than the work we launched in partnership with Visa. The Olympic Games in Paris provided the opportunity to showcase the growth of immersive and 3D virtual engagement since the last Olympics, allowing Super League to shine through multiple collaborations that showcased our innovative products and technology.

In June, leading up to games, we launched a "first of its kind" event featuring a Post Malone hybrid (live and virtual) concert hosted at the iconic Louvre Museum and streamed live onto Roblox reaching over 170 countries around the world. In addition to the concert, players were able to explore the virtual Louvre Museum Experience to learn and interact with a collection of curated artwork such as the Mona Lisa.

This was followed up with the launch of "Olympic World" a global experience on Roblox to unite Olympic fans in partnership with Visa and the International Olympic Committee. The historic first Roblox experience features Olympic and Paralympic intellectual property offering players the virtual space to explore the Olympic spirit through various games, activities, quests, and events, including Olympic-inspired mini-games and access to virtual products in the Olympic Shop.



We continue to gain traction with retailers such as with Skechers where we created the first immersive Skechers store within Roblox's Livetopia Topia Mall. The Skechers shop was designed to build community and engage young consumers in a world that brings the Skechers brand to life. As a visitor, you could participate in a treasure hunt to win exclusive Skechers digital items as well as create stylish looks inspired by select Skechers products. The results were compelling with 3.4 million visits to the store, 4 million try-ons, and nearly 45 million impressions generated in five weeks.

And go check out our recently launched Old Navy store offering players the opportunity to shop for digital twin fashions of current in real life clothing in stores now for the back-to-school shopping season leveraging our Pop Up Store product.


OLD NAVY

Additionally, during the quarter, we continued to demonstrate product innovation with the debut of SOUNDZ, a new scalable immersive music offering inclusive of many of the elements that make for a creative concert experience including listening parties, dance moves and digital merchandise. SOUNDZ launched with a bang with Bebe Rexha's custom-built avatar set to dance and engage with fans through games, try-on and purchase virtual gear and other rewards while debuting her new singles. In conjunction with our "Unlockables" product module that offers unique player rewards, the experience was launched simultaneously in three mini-games delivering over 2.0 million visits, 230,000 dance party completions, and 43,000 visitors to our rewards center.


SOUNDZ
X
UNLOCKABLES

Key to our strategy is diversification across existing game platforms leading to ownable, dedicated worlds for brands and IP owners in their own dot-com experiences. Our recent strategic partnership with Meta-Stadiums is precisely in that lane. Together we offer a unified solution to build and leverage immersion with audiences on today's dominant gamified platforms such as Roblox, Fortnite Creative, The Sandbox, Decentraland, and Minecraft and ultimately to a brand's owned and operated digital and physical experiences. Meta-Stadiums is a cutting-edge platform to build, customize, and manage dedicated, ownable virtual stadiums in the metaverse that when coupled with our products and capability can deliver metaverse world design and game development, live virtual events, avatar item collections, digital-to-physical engagement systems, as well as comprehensive marketing, promotional, and content execution. The combined capabilities offer cross-platform immersive experiences and events to music artists, sports teams, entertainment companies, and consumer brands. By leveraging our technology and expertise in creating captivating experiences coupled with Meta-Stadium's incredible portfolio of top-tier sports and entertainment IP with proven commercialization and monetization capabilities, we create a compelling offering that we believe could act as "lighter fluid" needed to drive new recurring revenue streams for Super League in the areas of consumer monetization and data.

As well, in another effort to further diversify our reach to audiences across multiple immersive world platforms, we expanded our offerings to consumers and brands of Fortnite by partnering with Chartis. This allows us to develop comprehensive, end-to-end integrations into more than 100 top Fortnite Creative maps with nearly one billion impressions per month. Together, we can provide unparalleled opportunities for brands to launch new Fortnite Creative Islands and custom integrations.

Finally, as we have mentioned the company has never been more agile and proactive. Historical data has shown that a top seller in our organization can generate $4 million or more in annual bookings. As we strive to achieve annual bookings precedents, in Q2 we restructured our sales team inclusive of a top-down reorganization, overhaul of our East Coast sales team, and the recruitment of an experienced, new East Coast leader already contributing large programs to the pipeline. Like margin growth and cost control, sales force effectiveness is an essential component for scale and profitability.

Second Quarter 2024 Financial Results

Revenue for the three months ended June 30, 2024 totaled $4.1 million, reflecting a decrease of $936,000, or 19%, compared to $5.1 million in the second quarter of 2023, driven primarily by a net decrease in our media and advertising revenue category. On a proforma basis, including Minehut related media sales that are accounted for on a royalty basis (i.e. included in other income) subsequent to the sale of our Minehut assets in the first quarter of 2024, total sales for the second quarter of 2024 were $4.4 million, reflecting a 13% decrease compared to the prior year quarter.

Inside of our immersive experience and media solutions offering, we have two key components which work in tandem to deliver an advertisers' full set of campaign objectives:

- Media and advertising revenue decreased $772,000, or 31%, to $1.7 million, compared to $2.5 million in the comparable prior year quarter. The change reflected a $714,000 decrease in on-platform related media sales revenue and a $381,000 decrease in Minehut related media sales revenue, partially offset by a $219,000 increase in influencer marketing revenue and a $124,000 increase in off-platform related media sales revenue. The decrease in Minehut related media revenue reflects the impact of the sale of our Minehut Assets in the first quarter of 2024, and the treatment of applicable ongoing Minehut related media direct net sales amounts as a royalty under the applicable asset purchase agreement, versus topline revenue. Gross Minehut related direct sales for the three months ended June 30, 2024 totaled $249,000.
- Publishing and content studio revenue was relatively flat, totaling $2.2 million for both the second quarter of 2024 and the comparable prior year quarter, respectively. Second quarter 2024 included revenues associated with immersive experiences for global brands such as the International Olympic Committee ("IOC"), Visa, Inc., Maybelline, Claire's, Skechers, Google, Inc., and Universal Pictures.

Second quarter 2024 direct to consumer revenue was $178,000, compared $387,000 in the comparable prior year quarter. The decrease primarily reflects the impact of the sale of our Minehut Assets in the first quarter of 2024, which prior to the sale, generated direct to consumer Minecraft server related subscription revenues for the Company. Minehut related direct to consumer related revenues for the second quarter of 2023 totaled $131,000.

Second quarter 2024 cost of revenue decreased $441,000, or 15%, to $2.5 million, compared to $2.9 million in the comparable prior year quarter, driven primarily by the 19% net decrease in quarterly revenues for the same periods. The less than proportional change in cost of revenue was due to a larger, multi-period influencer marketing program included in second quarter 2024 revenues with a higher direct cost profile and lower margins on third-party media product sales.

GAAP operating expense in the second quarter of 2024 decreased $4.6 million, or 44%, to $5.7 million, compared to $10.3 million in the comparable prior year quarter. The decrease in GAAP operating expense was driven by a 79% reduction in cloud services and other technology platform costs, a 56% decrease in engineering personnel costs, a $3.0 million, or 83% decrease in noncash amortization expense due to the fiscal year 2023 write down and disposal of our Microsoft Minecraft server and Bannerfy related intangible assets, respectively, a 60% decrease in noncash stock compensation due to a reduction in headcount since the end of the second quarter of 2023, and reductions in marketing and other corporate costs. Operating expense in the second quarter of 2024 included a net credit related to the mark to market of accrued contingent consideration related to earn out provisions in connection with our acquisitions of Super Biz in fiscal year 2021 and Melon, Inc. in May 2023, totaling $206,000, compared to a net charge of $540,000 in the second quarter of 2023.

Excluding noncash stock compensation expense, intangible asset amortization expense, loss on intangible asset disposals, mark to market related fair value adjustments, and other noncash charges (collectively, "noncash charges and credits") totaling $1.3 million, operating expense for the three months ended June 30, 2024 and 2023 was $4.4 million and $5.9 million, reflecting a $1.5 million, or 25% decrease compared to the prior year quarter, reflecting the impact of ongoing cost reduction activities. The decrease in operating expense, excluding noncash charges and credits, was driven primarily by a 79% reduction in cloud services and other technology platform costs, a 56% decrease in engineering personnel costs, and reductions in marketing and other corporate costs.

On a GAAP-basis, net loss in the second quarter of 2024 was $2.5 million or $(0.60) per share, compared to a net loss of $6.8 million, or $(3.38) per share, in the comparable prior year quarter. The numerator used in the calculation of GAAP net loss per share for the second quarter of 2024 included common stock dividends paid and / or due in connection with outstanding preferred stock, with a total fair value of $1.6 million, which is also included as a charge to accumulated deficit.

Pro forma net loss for the second quarter of 2024, which excludes the impact of noncash charges and credits, was $2.9 million, or $(0.43) per share, compared to a pro forma net loss of $3.7 million, or $(1.83) per share, in the comparable prior year quarter, which is further evidence of the effectiveness of the operating expense reduction measures we began instituting in the back half of 2022.

As of June 30, 2024, we reported $1.7 million in cash with no material debt, as compared to $7.6 million as of December 31, 2023. We raised $1.8 million in aggregate proceeds during and subsequent to the second quarter of 2024. Fortifying our cash position will continue to be a priority for us to ensure we have the necessary capital to achieve our growth initiatives.

Summary

We are pleased with our Q2 financial results when all things are considered. While revenues were relatively flat, we adjusted and delivered material decreases to our operating expenses and losses in our march to a profitable Q4. Our confidence in the opportunity and our ability to execute is unwavering, and our product approach is our differentiator that allows for scale and margin growth. I'd like to leave you with 5 key takeaways that capture our strategy, positioning and the unmistakable traction that has us so excited about our products fit for the future of immersive world media.

- Macro environment challenges come and go, but what cannot be disputed is the massive audience shift to gaming platforms that offer personalization and socialization that goes way beyond traditional video gaming – this is the future of social media, and it is here now.
- Larger share of publishing content revenue leads to larger and longer brand programs, opening the door for recurring revenue growth and more predictable, stable cash flow.
- Innovative technology and productization of repeatable elements establish a competitive edge and enable higher margin revenue growth.
- Diversification across immersive world platforms improves our audience breadth and opportunity to create and participate in expanded revenue streams in ownable dot-com worlds.
- Expertise in driving greater commerce through digital to physical crossover is key – we stand in the shoes of our brand partners with a P&L mindset.

We thank you for your interest and ongoing support. Please join us for a continued earnings discussion today at 5pm E.T. and live questions from our covering research analysts.

In Super League,



Ann Hand
CEO of Super League

About Super League

Super League (Nasdaq: SLE) is redefining the gaming industry as a media channel for global brands. As a leading end-to-end immersive content partner, Super League enables marketers, advertisers, and IP owners to reach massive audiences through creativity, innovation, and gameplay within the world's largest immersive platforms. Boasting an award-winning development studio, a vast community of native creators, and a proprietary suite of tools that maximize user engagement, Super League is a one-of-a-kind holistic solutions provider. Whether a partner is focused on building a world-class creative experience, achieving lift in brand awareness, inspiring deeper customer loyalty, or finding new sources of revenue, Super League is at the forefront - always pioneering within immersive worlds. For more, go to superleague.com.

Basis of Presentation. The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, certain information and footnotes required by U.S. GAAP in annual financial statements have been omitted or condensed in accordance with quarterly reporting requirements of the Securities and Exchange Commission ("SEC"). These interim condensed consolidated financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 15, 2024.

SUPER LEAGUE ENTERPRISE, INC
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2024	December 31, 2023
Assets		
Cash and cash equivalents	$ 1,685,000	$ 7,609,000
Accounts receivable	5,486,000	8,287,000
Prepaid expenses and other current assets	784,000	862,000
Total current assets	**7,955,000**	**16,758,000**
Property and equipment, net	37,000	70,000
Intangible assets, net	5,158,000	6,636,000
Goodwill	1,864,000	1,864,000
Other assets, noncurrent	395,000	-
Total assets	**$ 15,409,000**	**$ 25,328,000**
Liabilities		
Accounts payable and accrued expenses	$ 7,025,000	$ 10,420,000
Accrued contingent consideration	2,101,000	1,812,000
Contract liabilities	363,000	339,000
Secured loan—SLR Facility	199,000	800,000
Total current liabilities	**9,688,000**	**13,371,000**
Accrued contingent consideration – noncurrent	-	396,000
Warrant liability	665,000	1,571,000
Total liabilities	**10,353,000**	**15,338,000**
Stockholders' Equity		
Preferred stock—par value	-	-
Common stock—par value	85,000	81,000
Additional paid-in capital	263,296,000	258,923,000
Accumulated deficit	(258,325,000)	(249,014,000)
Total stockholders' equity	**5,056,000**	**9,990,000**
Total liabilities and stockholders' equity	**$ 15,409,000**	**$ 25,328,000**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)	Three Months Ended June 30, 2024	 2023
REVENUE	$ 4,116,000	$ 5,052,000
COST OF REVENUE	(2,470,000)	(2,911,000)
GROSS PROFIT	1,646,000	2,141,000
OPERATING EXPENSES		
Selling, marketing and advertising	2,633,000	2,956,000
Engineering, technology and development	792,000	2,246,000
General and administrative	2,520,000	2,302,000
Contingent consideration	(206,000)	540,000
Loss on intangible asset disposal	-	2,284,000
TOTAL OPERATING EXPENSES	5,739,000	10,328,000
NET OPERATING LOSS	(4,093,000)	(8,187,000)
OTHER INCOME (EXPENSE)		
Change in fair value of warrant liability	1,667,000	1,040,000
Interest expense	(15,000)	(2,000)
Other	(14,000)	-
OTHER INCOME (EXPENSE)	1,638,000	1,038,000
LOSS BEFORE BENEFIT FROM INCOME TAXES	(2,455,000)	(7,149,000)
BENEFIT FROM INCOME TAXES	-	313,000
NET LOSS	$ (2,455,000)	$ (6,836,000)
Net loss attributable to common stockholders - basic and diluted		
Basic and diluted net loss per common share (including fair value of common stock dividends totaling $1,592,000 for the three months ended June 30, 2024)	$ (0.60)	$ (3.38)
Weighted-average number of common shares outstanding, basic and diluted	6,741,303	2,024,748

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended June 30, 2024	 2023
GAAP net loss	$ (2,455,000)	$ (6,836,000)
Add back:		
Non-cash stock compensation	298,000	749,000
Non-cash amortization of intangibles	604,000	3,599,000
Change in fair value of warrant liability	(1,667,000)	(1,040,000)
Other	353,000	138,000
Noncash benefit for income taxes	-	(313,000)
Proforma net loss	$ (2,867,000)	$ (3,703,000)
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.43)	$ (1.83)
Non-GAAP weighted-average shares — diluted	6,741,303	2,024,748

SUPER LEAGUE ENTERPRISE, INC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Operating Activities		
Net loss	$ (7,715,000)	$ (14,072,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	1,320,000	2,679,000
Stock-based compensation	630,000	1,532,000
Loss on intangible asset disposal	-	2,284,000
Change in fair value of warrant liability	(906,000)	(1,040,000)
Loss on exchange of placement agent warrants	(144,000)	-
Change in fair value of contingent consideration	(90,000)	286,000
Legal settlement	724,000	-
Amortization of original issue discount on convertible notes	-	40,000
Changes in assets and liabilities		
Accounts receivable	2,801,000	944,000
Prepaid expenses and Other Assets	261,000	174,000
Accounts payable and accrued expenses	(2,850,000)	(1,131,000)
Accrued contingent consideration	(107,000)	(2,153,000)
Contract liabilities	24,000	158,000
Deferred taxes	-	(313,000)
Accrued interest on notes payable	-	(180,000)
Net Cash Used in Operating Activities	**(6,052,000)**	**(10,792,000)**
Investing Activities		
Cash paid in connection with Melon Acquisition, net	-	(150,000)
Purchase of property and equipment	-	(8,000)
Capitalization of software development costs	(284,000)	(483,000)
Acquisition of other intangibles	-	(11,000)
Net Cash Used in Investing Activities	**(284,000)**	**(652,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	1,045,000	12,070,000
Contingent consideration payments - Melon Acquisition	(32,000)	-
Payments on convertible notes	-	(539,000)
Accounts receivable facility advances	672,000	-
Payments on accounts receivable facility	(1,273,000)	-
Net Cash Provided by Financing Activities	**412,000**	**11,531,000**
Net Increase (Decrease) in Cash and Cash Equivalents	(5,924,000)	87,000
Cash and Cash Equivalents at Beginning of the Period	7,609,000	2,482,000
Cash and Cash Equivalents at End of the Period	**$ 1,685,000**	**$ 2,569,000**

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League's growth strategies, the ability to actualize the benefits of the acquisition of Melon, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the year ended December 31, 2023, including the possibility that the expected benefits, particularly from our acquisitions consummated in 2021 and 2023, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the

year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma operating expense, proforma net loss and proforma net loss per share, financial measures that are considered non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash intangible asset and goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash charges and credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash intangible asset and goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash charges and credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation charges that are or may be recurring for the foreseeable future. In addition, non -cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine / Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us

Media Contact
Sage D'Amico
Moxie Group
superleague@moxiegrouppr.com

SUPER LEAGUE

